Exhibit 99.1

Eversource Energy Reports Third Quarter Results

(HARTFORD, Conn. and BOSTON, Mass. – November 5, 2019) Eversource Energy (NYSE: ES) today reported earnings of $318.9 million, or $0.98 per share, in the third quarter of 2019, compared with earnings of $289.4 million, or $0.91 per share, in the third quarter of 2018. In the first nine months of 2019, Eversource Energy earned $659 million, or $2.05 per share, compared with earnings of $801.7 million, or $2.52 per share, in the first nine months of 2018. Results for the first nine months of 2019 include a second quarter after-tax impairment charge of $204.4 million, or $0.64 per share, related to Eversource Energy’s investment in the Northern Pass Transmission (NPT) project. Excluding that impairment, Eversource Energy earned $863.4 million1, or $2.69 per share, in the first nine months of 2019.

Eversource Energy also today reaffirmed its 2019 earnings per share (EPS) projection of $3.401 to $3.501 per share, excluding the NPT impairment charge noted above, and its long-term EPS growth rate of 5 to 7 percent.

Jim Judge, Eversource chairman, president and chief executive officer, said the company was pleased with its financial performance to date, but most thankful for the exceptionally difficult, around-the-clock work employees undertook in mid-October after a severe Nor’easter struck large sections of our electric service territory, particularly southeast Massachusetts and eastern Connecticut. Wind gusts near Cape Cod were clocked at more than 90 miles per hour, causing extensive damage to tree cover and distribution lines. Another severe windstorm struck New England on Halloween night, causing extensive damage, particularly in Connecticut.

“We thank our employees for safely and promptly restoring service to our customers and we thank our customers for the patience they showed as we went about our work,” Judge said. “Rising to the challenge posed by extreme weather is a key element of providing the top-tier service our nearly 4 million customers expect from us.”

Electric Distribution

Eversource Energy’s electric distribution segment earned $197.3 million in the third quarter of 2019 and $422.7 million in the first nine months of 2019, compared with earnings of $173.8 million in the third quarter of 2018 and $379.3 million in the first nine months of 2018. Improved third quarter and year-to-date results were due primarily to higher distribution revenues and lower operation and maintenance (O&M) expense, partially offset by higher depreciation expense. Year-to-date results were also negatively affected by the absence of New Hampshire generation earnings in 2019.

Electric Transmission

Eversource Energy’s electric transmission segment earned $107.5 million in the third quarter of 2019 and $342.8 million1 in the first nine months of 2019, excluding the NPT charge noted above, compared with earnings of $109.5 million in the third quarter of 2018 and $329.6 million in the first nine months of 2018. Lower third quarter earnings in 2019 resulted in part from the absence of benefits from capitalizing interest and equity costs related to the canceled NPT project. Higher full-year results are primarily due to a higher level of investment in Eversource’s transmission facilities.

Natural Gas Distribution

Eversource Energy’s natural gas distribution segment lost $17.1 million in the third quarter of 2019 and earned $57.6 million in the first nine months of 2019, compared with a loss of $12.6 million in the third quarter of 2018 and earnings of $50.2 million in the first nine months of 2018. Lower third quarter results were due in part to the timing of distribution revenues, which, as disclosed previously, will be lower than in past years in non-heating months and higher during heating months. Improved year-to-date results were primarily due to higher earnings from capital tracking mechanisms on higher levels of investment.

Water Distribution

Eversource’s Aquarion Water Company subsidiary earned $17.5 million in the third quarter of 2019 and $26.3 million in the first nine months of 2019, compared with earnings of $17.6 million in the third quarter of 2018 and $26.3 million in the first nine months of 2018. For the third quarter, higher revenues and lower depreciation expense in 2019 were offset by the absence of a gain Aquarion recorded in 2018 on the sale of land.

Eversource Parent and Other Companies

Eversource parent and other companies earned $13.7 million in the third quarter of 2019 and $14 million in the first nine months of 2019, compared with earnings of $1.1 million in the third quarter of 2018 and $16.3 million in the first nine months of 2018. Higher third quarter earnings were due primarily to the absence of the Access Northeast impairment charge in 2018, partially offset by the absence in 2019 of non-recurring benefits related to federal tax reform. Lower nine-month results were due in part to higher interest expense.

The following table reconciles 2019 and 2018 third quarter and year-to-date earnings per share:

		Third Quarter	First Nine Months
2018	Reported EPS	$0.91	$2.52
	Higher electric distribution revenues in 2019	0.06	0.15
	Higher level of electric and natural gas distribution investment mechanisms in 2019	0.02	0.07
	(Lower)/higher electric transmission earnings in 2019, excluding NPT impairment	(0.01)	0.03
	(Lower)/higher natural gas revenues in 2019	(0.01)	0.03
	Lower non-tracked O&M in 2019	0.04	0.03
	Lower/(higher) depreciation and property tax expense	0.01	(0.06)
	Higher interest expense in 2019	(0.01)	(0.04)
	Absence of New Hampshire generation earnings	---	(0.02)
	Other	(0.02)	(0.01)
	Share dilution	(0.01)	(0.01)
	NPT impairment charge	---	(0.64)
2019	Reported EPS	$0.98	$2.05

Financial results by segment for the third quarter and first nine months of 2019 and 2018 are noted below:

Three months ended:

(in millions, except EPS)	September 30, 2019	September 30, 2018	Increase/ (Decrease)	2019 EPS
Electric Distribution	$197.3	$173.8	$23.5	$0.61
Electric Transmission	107.5	109.5	(2.0)	0.33
Natural Gas Distribution	(17.1)	(12.6)	(4.5)	(0.05)
Water Distribution	17.5	17.6	(0.1)	0.06
Eversource Parent and Other Companies	13.7	1.1	12.6	0.03
Reported Earnings	$318.9	$289.4	$29.5	$0.98

Nine months ended:

(in millions, except EPS)	September 30, 2019	September 30, 2018	Increase/ (Decrease)	2019 EPS[1]
Electric Distribution	$422.7	$379.3	$43.4	$1.32
Electric Transmission	342.8	329.6	13.2	1.07
Natural Gas Distribution	57.6	50.2	7.4	0.18
Water Distribution	26.3	26.3	---	0.08
Eversource Parent and Other Companies	14.0	16.3	(2.3)	0.04
NPT impairment charge	(204.4)	---	(204.4)	(0.64)
Reported Earnings	$659.0	$801.7	$(142.7)	$2.05

Retail sales data:

Three months ended:	September 30, 2019	September 30, 2018	% Change
Electric Distribution (Gwh)
Traditional	2,078	2,206	(5.8%)
Decoupled	12,261	13,110	(6.5%)
Total Electric Distribution	14,339	15,316	(6.4%)

Natural Gas Distribution (mmcf)
All Decoupled	11,557	11,342	1.9%

Water Distribution (MG)
Traditional	695	732	(5.1%)
Decoupled	6,961	7,118	(2.2%)
Total Water Distribution	7,656	7,850	(2.5%)

Nine months ended:	September 30, 2019	September 30, 2018	% Change
Electric Distribution (Gwh)
Traditional	5,803	5,981	(3.0%)
Decoupled	33,298	34,690	(4.0%)
Total Electric Distribution	39,101	40,671	(3.9%)

Natural Gas Distribution (mmcf)
All Decoupled	74,915	73,325	2.2%

Water Distribution (MG)
Traditional	1,604	1,684	(4.8%)
Decoupled	16,173	16,491	(1.9%)
Total Water Distribution	17,777	18,175	(2.2%)

Eversource Energy has approximately 324 million common shares outstanding and operates New England’s largest energy delivery system. It serves approximately 4 million electric, natural gas and water customers in Connecticut, Massachusetts and New Hampshire.

CONTACT:

Jeffrey R. Kotkin

(860) 665-5154

Note: Eversource Energy will webcast a conference call with senior management on November 6, 2019, beginning at 9 a.m. Eastern Time. The webcast and associated slides can be accessed through Eversource Energy’s website at www.eversource.com.

1All per-share amounts in this news release are reported on a diluted basis. The only common equity securities that are publicly traded are common shares of Eversource Energy. The earnings and EPS of each business do not represent a direct legal interest in the assets and liabilities allocated to such business, but rather represent a direct interest in Eversource Energy's assets and liabilities as a whole. EPS by business is a non-GAAP (not determined using generally accepted accounting principles) measure that is calculated by dividing the net income or loss attributable to common shareholders of each business by the weighted average diluted Eversource Energy common shares outstanding for the period. Earnings discussions also include a non-GAAP financial measure referencing 2019 earnings and EPS excluding the impairment charge for the NPT project.

Eversource Energy uses these non-GAAP financial measures to evaluate and provide details of earnings results by business and to more fully compare and explain 2019 results without including the impact of the NPT impairment charge. Management believes the NPT impairment charge is not indicative of Eversource Energy’s ongoing performance.  Due to the nature and significance of the impairment charge on net income attributable to common shareholders, management believes that the non-GAAP presentation is a more meaningful representation of Eversource Energy’s financial performance and provides additional and useful information to readers in analyzing historical and future performance of the business. Non-GAAP financial measures should not be considered as alternatives to Eversource Energy’s consolidated net income attributable to common shareholders or EPS determined in accordance with GAAP as indicators of Eversource Energy’s operating performance.

This news release includes statements concerning Eversource Energy’s expectations, beliefs, plans, objectives, goals, strategies, assumptions of future events, future financial performance or growth and other statements that are not historical facts. These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, readers can identify these forward-looking statements through the use of words or phrases such as “estimate,” “expect,” “anticipate,” “intend,” “plan,” “project,” “believe,” “forecast,” “should,” “could” and other similar expressions. Forward-looking statements involve risks and uncertainties that may cause actual results or outcomes to differ materially from those included in the forward-looking statements. Factors that may cause actual results to differ materially from those included in the forward-looking statements include, but are not limited to: cyberattacks or breaches, including those resulting in the compromise of the confidentiality of our proprietary information and the personal information of our customers; acts of war or terrorism, physical attacks or grid disturbances that may damage and disrupt our transmission and distribution systems; ability or inability to commence and complete our major strategic development projects and opportunities; actions or inaction of local, state and federal regulatory, public policy and taxing bodies; substandard performance of third-party suppliers and service providers; fluctuations in weather patterns, including extreme weather due to climate change; changes in business conditions, which could include disruptive technology related to our current or future business model; increased conservation measures of customers and development of alternative energy sources; contamination of, or disruption in, our water supplies; changes in economic conditions, including impact on interest rates, tax policies, and customer demand and payment ability; changes in levels or timing of capital expenditures; disruptions in the capital markets or other events that make our access to necessary capital more difficult or costly; changes in laws, regulations or regulatory policy, including compliance with environmental laws and regulations; changes in accounting standards and financial reporting regulations; actions of rating agencies; and other presently unknown or unforeseen factors.

Other risk factors are detailed in Eversource Energy’s reports filed with the Securities and Exchange Commission (SEC) and updated as necessary, and are available on Eversource Energy’s website at www.eversource.com and on the SEC’s website at www.sec.gov. All such factors are difficult to predict and contain uncertainties that may materially affect Eversource Energy’s actual results, many of which are beyond our control. You should not place undue reliance on the forward-looking statements; each speaks only as of the date on which such statement is made, except as required by federal securities laws, and Eversource Energy undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.

###